Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: J. Williar (“Bill”) Dunlaevy, Chairman and Chief Executive Officer

TELEPHONE: (413) 445-3500

LEGACY BANCORP, INC. TO COMMENCE CONVERSION OFFERING

Pittsfield, MA—September14, 2005—Legacy Bancorp, Inc., the proposed holding company for Legacy Banks, announced that a registration statement relating to the sale of common stock in connection with the conversion of Mutual Bancorp of the Berkshires, Inc., the current holding company for Legacy Banks, from mutual ownership to stock ownership was declared effective by the Securities and Exchange Commission on September 12, 2005.

Legacy Bancorp is offering for sale between 7,055,000 and 9,545,000 shares of common stock at a purchase price of $10.00 per share to eligible depositors of Legacy Banks and other persons.

Completion of the conversion is subject to, among other things, the receipt of final regulatory approvals.

The prospectus will be mailed on or about September 17, 2005. The Stock Information Center will open on September 19, 2005. The telephone number is (877) 774-0372. The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., closed on weekends and holidays.

Lord, Bissell & Brook LLP is conversion counsel to Legacy Bancorp. Ryan Beck & Co., Inc. is serving as marketing agent for the transaction.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.